EXHIBIT 99.1
Core-Mark Announces Third Quarter Record Financial Results
Expands Presence in the Southeast; Builds Momentum for Record Year in 2012

South San Francisco, California - November 8, 2011 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the third quarter ended September 30, 2011.

Third Quarter

Net sales increased 11.6% to $2.23 billion for the third quarter of 2011 compared to $1.99 billion for the same period in 2010. On a constant currency basis, net sales increased 10.6%. The largest contributor to this growth was sales generated from the Company's acquisition of Forrest City Grocery Company (FCGC) in May 2011. In addition, net sales increased due to cigarette price increases, business generated from a new Alimentation Couche-Tard contract and the acquisition of Finkle Distributors, Inc. (FDI) in August 2010. As a result of the FCGC acquisition and the new Couche-Tard business, the Company has two new divisions in the southeast, which are expected to increase sales significantly.

Gross profit for the third quarter of 2011 was $122.2 million compared to $106.1 million for the same period last year. Remaining gross profit increased 11.1% to $121.1 million this quarter from $109.0 million in the third quarter of 2010. Non-cigarette remaining gross profit increased 9.4% or $6.9 million. Cigarette remaining gross profit per carton increased six cents.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2011	2010	% Change

Gross profit	$122.2	$106.1	15.3%
Cigarette holding profits	(4.4)	—
LIFO expense	5.0	2.9
Net candy floor gain	(1.7)	—
Remaining gross profit	$121.1	$109.0	11.1%

The Company's operating expenses for the third quarter of 2011 were $101.1 million compared to $92.5 million in the same quarter in 2010. As a percentage of net sales, total operating expenses decreased nine basis points. Adjusted income from operations increased to $21.8 million from $16.6 million, which excludes the items listed below.

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED INCOME FROM OPERATIONS
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2011	2010	% Change

Income from operations	$21.1	$13.6	55.1%
Cigarette holding profits	(4.4)	—
LIFO expense	5.0	2.9
Net candy floor gain	(1.7)	—
Acquisition & transition costs	0.4	1.2
Florida start-up & other infrastructure costs	1.4	—
Deferred vendor income	—	(1.1)
Adjusted income from operations	$21.8	$16.6	31.2%

Net income for the third quarter of 2011 was $12.0 million, or $1.03 per diluted share, compared to $8.7 million, or $0.78 per diluted share, for the same period in 2010. Diluted earnings per share were impacted by several items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on an adjusted basis would have been $1.14 for the third quarter in 2011 compared to $0.91 for the same quarter last year.

“We are pleased with our earnings growth and with the momentum we have created over the last year. We expect to have a good year and an even better one in 2012,” said Michael Walsh, President and Chief Executive Officer of Core-Mark.

First Nine Months of 2011

Net sales were $5.99 billion for the first nine months of 2011 compared to $5.41 billion for the same period in 2010, a 10.7% increase. On a constant currency basis, net sales increased 9.7% during the first nine months of 2011 compared to the same period in the prior year. The increase in sales was driven primarily by the acquisition of FCGC and FDI. In addition, net sales increased due to inflation in both excise taxes and cigarette products and growth in the food category.

Gross profit for the first nine months of 2011 was $324.3 million compared to $291.0 million for the same period last year. Remaining gross profit increased 10.2% to $325.3 million in the first nine months of 2011 compared to $295.2 million in 2010. Non-cigarette remaining gross profit increased 9.7% or $19.6 million. Cigarette remaining gross profit per carton increased five cents.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2011	2010	% Change

Gross profit	$324.3	$291.0	11.4%
Cigarette holding profits	(5.3)	(3.0)
LIFO expense	12.5	7.8
Other Tobacco Products (OTP) tax items	(0.3)	(0.6)
Net candy floor gain	(5.9)	—
Remaining gross profit	$325.3	$295.2	10.2%

The Company's operating expenses for the first nine months of 2011 increased to $287.3 million compared to $262.3 million in the same period of 2010. As a percent to net sales, operating costs decreased five basis points. The first nine months of 2011 included a $3.0 million increase in net fuel costs and a $2.0 million net increase in acquisition-related expenses and start-up costs from our new division in Florida. Adjusted income from operations increased from $34.5 million to $41.4 million, which excludes the items listed below.

RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED INCOME FROM OPERATIONS
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2011	2010	% Change

Income from operations	$37.0	$28.7	29.0%
Cigarette holding profits	(5.3)	(3.0)
LIFO expense	12.5	7.8
OTP tax items	(0.2)	(0.6)
Net candy floor gain	(5.9)	—
Legacy insurance claim	—	1.0
Acquisition & transition costs	1.9	1.3
Florida start-up & other infrastructure costs	1.4	—
Deferred vendor income	—	(0.7)
Adjusted income from operations	$41.4	$34.5	20.1%

Net income for the first nine months of 2011 was $21.0 million, or $1.78 per diluted share compared to $16.8 million, or $1.47 per diluted share for the same period in 2010. Diluted earnings per share were impacted by several items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on an adjusted basis would have been $2.07 for the first nine months this year compared to $1.78 for the first nine months of 2010.

Guidance for 2011

The Company reiterates its annual net sales guidance of $8.2 billion for 2011, including expected sales from its Forrest City Grocery Company acquisition and its recently announced new business with Alimentation Couche-Tard in the Southeastern U.S. Management continues to estimate that its capital expenditures will not exceed $24 million in 2011, including the capital necessary to fund its new Florida division.

Investors Conference Call

Core-Mark will host an earnings call on Tuesday, November 8, 2011 at 9:00 a.m. Pacific time during which management will review the results of the third quarter. The call may be accessed by dialing 1-800-588-4973 using the code 29023198. The call may also be listened to on the Company's website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-7419 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 29,000 customer locations in the U.S. and Canada through 26 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

SEC Regulation G - Non-GAAP Information

This press release includes non-GAAP financial measures including adjusted diluted earnings per share, adjusted income from operations and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Safe Harbor
Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial conditions or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.
Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; uncertain economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers' dependence on a few relatively large customers; competition in the labor market; product liability claims and manufacturer recalls of products;

fuel price increases; our dependence on our senior management; our ability to successfully integrate acquired businesses; currency exchange rate fluctuations; the payment of dividends; our ability to borrow additional capital; governmental regulations and changes thereto, including the Family Smoking Prevention and Tobacco Control Act; earthquake and natural disaster damage; failure or disruptions to our information systems; a greater decline than anticipated in cigarette sales volume; changes in consumer purchasing habits and trends in the convenience retail industry; our ability to implement marketing strategies; our reliance on manufacturer discount and incentive programs; tobacco and other product liability claims; and competition from sales of deep-discount cigarette brands and illicit and other low-priced sales of cigarettes. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 15, 2011 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$20.1	$16.1
Restricted cash	14.3	12.8
Accounts receivable, net of allowance for doubtful accounts of $9.3 and $8.7,
respectively	220.7	179.3
Other receivables, net	44.9	43.5
Inventories, net	284.6	290.7
Deposits and prepayments	56.3	42.2
Deferred income taxes	2.7	3.6
Total current assets	643.6	588.2
Property and equipment, net	94.8	84.7
Goodwill	16.2	4.6
Other non-current assets, net	50.6	31.3
Total assets	$805.2	$708.8
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$98.2	$57.3
Book overdrafts	20.8	6.5
Cigarette and tobacco taxes payable	155.7	166.8
Accrued liabilities	78.3	66.8
Income taxes payable	0.6	—
Deferred income taxes	0.3	0.3
Total current liabilities	353.9	297.7
Long-term debt	24.7	0.8
Deferred income taxes	10.1	2.2
Other long-term liabilities	2.4	2.5
Claims liabilities, net	29.1	30.6
Pension liabilities	11.0	12.3
Total liabilities	431.2	346.1
Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized, 12,342,873 and 11,613,525 shares issued; 11,330,444 and 11,118,163 shares
outstanding at September 30, 2011 and December 31, 2010, respectively)	0.1	0.1
Additional paid-in capital	238.6	229.6
Treasury stock at cost (1,012,429 and 495,362 shares of common stock at
September 30, 2011 and December 31, 2010, respectively)	(31.2)	(13.2)
Retained earnings	168.3	147.3
Accumulated other comprehensive loss	(1.8)	(1.1)
Total stockholders’ equity	374.0	362.7
Total liabilities and stockholders’ equity	$805.2	$708.8

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales	$2,225.1	$1,993.6	$5,987.4	$5,410.0
Cost of goods sold	2,102.9	1,887.5	5,663.1	5,119.0
Gross profit	122.2	106.1	324.3	291.0
Warehousing and distribution expenses	61.7	55.8	173.4	157.0
Selling, general and administrative expenses	38.6	36.2	111.8	103.8
Amortization of intangible assets	0.8	0.5	2.1	1.5
Total operating expenses	101.1	92.5	287.3	262.3
Income from operations	21.1	13.6	37.0	28.7
Interest expense	(0.6)	(0.8)	(1.8)	(1.9)
Interest income	0.2	0.2	0.4	0.3
Foreign currency transaction (losses) gains, net	(1.4)	0.4	(0.6)	(0.2)
Income before income taxes	19.3	13.4	35.0	26.9
Provision for income taxes	(7.3)	(4.7)	(14.0)	(10.1)
Net income	$12.0	$8.7	$21.0	$16.8

Basic net income per common share (1)	$1.05	$0.81	$1.84	$1.56
Diluted net income per common share (1)	$1.03	$0.78	$1.78	$1.47

Basic weighted-average shares	11.4	10.8	11.4	10.8
Diluted weighted-average shares	11.7	11.3	11.8	11.4
______________________________________________
Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income	$21.0	$16.8
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	12.6	8.2
Amortization of debt issuance costs	0.4	0.4
Stock-based compensation expense	4.1	3.7
Bad debt expense, net	1.2	0.8
Depreciation and amortization	16.1	14.4
Foreign currency transaction losses, net	0.6	0.2
Deferred income taxes	1.6	4.4
Changes in operating assets and liabilities:
Accounts receivable, net	(24.5)	(14.9)
Other receivables, net	(0.6)	0.9
Inventories, net	5.3	44.8
Deposits, prepayments and other non-current assets	(18.0)	(31.1)
Accounts payable	37.0	26.6
Cigarette and tobacco taxes payable	(9.6)	10.6
Pension, claims and other accrued liabilities	0.8	8.2
Income taxes payable	—	0.3
Net cash provided by operating activities	48.0	94.3
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(51.4)	(35.9)
Restricted cash	(2.1)	0.2
Additions to property and equipment, net	(11.1)	(9.3)
Capitalization of software	—	(0.9)
Net cash used in investing activities	(64.6)	(45.9)
Cash flows from financing activities:
Borrowings (repayments) under revolving credit facility, net	23.6	(19.2)
Payments of financing costs	(0.7)	(1.8)
Repurchases of common stock	(18.0)	—
Proceeds from exercise of common stock options and warrants	4.7	4.0
Tax withholdings related to net share settlements of restricted stock units	(1.2)	(1.1)
Excess tax deductions associated with stock-based compensation	1.6	1.0
Increase (decrease) in book overdrafts	10.9	(4.0)
Net cash provided by (used in) financing activities	20.9	(21.1)
Effects of changes in foreign exchange rates	(0.3)	(0.2)
Increase in cash and cash equivalents	4.0	27.1
Cash and cash equivalents, beginning of period	16.1	17.7
Cash and cash equivalents, end of period	$20.1	$44.8
Supplemental disclosures:
Income taxes paid, net of refunds	$4.5	$10.4
Interest paid	$1.5	$1.1
Non-cash investing activities:
Contingent consideration related to acquisition of business	$—	$1.0

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
			% Increase /			% Increase /
	2011 (a)	2010 (a)	(Decrease)	2011 (a)	2010 (a)	(Decrease)
Net income	$12.0	$8.7	37.9%	$21.0	$16.8	25.0%

Diluted shares	11.7	11.3		11.8	11.4

Diluted EPS	$1.03	$0.78		$1.78	$1.47
LIFO expense	0.26	0.15		0.64	0.42
Cigarette inventory holding profits (1)	(0.22)	—		(0.27)	(0.16)
Foreign exchange loss / (gain)	0.07	(0.02)		0.03	0.01
Legacy insurance claim (2)	—	—		—	0.05
OTP tax items (3)	—	—		(0.01)	(0.04)
Acquisition & start-up costs (4)	0.09	0.06		0.20	0.07
Deferred vendor income (5)	—	(0.06)		—	(0.04)
Net candy floor gain (6)	(0.09)	—		(0.30)	—
Adjusted diluted EPS (7)	$1.14	$0.91	25.3%	$2.07	$1.78	16.3%
______________________________________________
(1) Cigarette inventory holding profits
Cigarette inventory holding profits were $4.4 million and less than $0.1 million for the three months ended September 30, 2011 and 2010, respectively. For the nine months ended September 30, 2011 and 2010, cigarette inventory holding profits were $5.3 million and $3.0 million, respectively.

(2) Legacy insurance claim
During the nine months ended September 30, 2010, we incurred $1.0 million of costs related to settlement of a legacy insurance claim related to Fleming, our former owner.

(3) OTP tax items
The nine months ended September 30, 2011 included an Other Tobacco Products (OTP) tax refund of $0.8 million offset by $0.5 million of charges related primarily to a state excise tax assessment. During the nine months ended September 30, 2010, we recognized a $0.6 million OTP tax gain resulting from a state tax method change.

(4) Acquisition & start-up costs
For the three and nine months ended September 30, 2011, we incurred $0.4 million and $1.9 million, respectively, of costs related to the acquisition of Forrest City Grocery Company (FCGC) and $1.4 million of start-up costs associated with a new distribution agreement. During the three and nine months ended September 30, 2010, we incurred approximately $1.2 million and $1.3 million, respectively, of costs related to the acquisition of Finkle Distributors, Inc.

(5) Deferred vendor income
In the third quarter of 2010, we recorded an out of period adjustment of $1.1 million related to the recognition of deferred vendor income, of which $0.7 million related to prior years. The adjustment is immaterial to any prior period.

(6) Net candy floor gain
For the three and nine months ended September 30, 2011, we recognized a net candy floor gain of approximately $1.7 million and $5.9 million, respectively, resulting from manufacturer price increases during the second quarter of this year. The net candy floor gain was estimated as the amount in excess of our normal manufacturer incentives for those products sold during the three and nine months ended September 30, 2011.

(7) Adjusted diluted EPS
The adjusted diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.66% and 39.65% for the three months ended September 30, 2011 and 2010, respectively. The adjusted diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.66% and 39.65% for the nine months ended September 30, 2011 and 2010, respectively, except for $1.0 million of the acquisition costs related to FCGC, which are non-deductible for tax purposes.

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.